Filed Pursuant to Rule 433

Registration No: 333-151119

$125,000,000 6.375% SENIOR NOTES DUE DECEMBER 1, 2015

FINAL TERMS AND CONDITIONS

Issuer:	Wisconsin Public Service Corporation
Issue Format:	SEC Registered
Ratings:	Aa3/A+ (Stable/Negative)
Note Type:	Fallaway First Mortgage Bonds
Total Principal Amount:	$125,000,000
Pricing Date:	December 1, 2008
Settlement Date:	December 5, 2008 (T+4)
Maturity Date:	December 1, 2015
Interest Payment Dates:	Each June 1 and December 1, commencing on June 1, 2009
Reference Benchmark:	UST 4.500% due November 15, 2015
Benchmark Price:	115-30
Benchmark Yield:	2.030%
Re-offer Spread:	434.5 bps
Re-offer Yield:	6.375%
Coupon:	6.375%
Re-offer / Issue Price:	100.000%
Make-Whole Call:	T+50 bps
Minimum Denominations:	$1,000 x $1,000
Use of Proceeds:

Pay costs of construction or acquisition of utility capital assets; retire short-term indebtedness for construction, acquisition and other corporate utility purposes; or other general corporate utility purposes

CUSIP:	976843 BG6
Joint Bookrunners:	Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s Website at www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC at 1-800-294-1322; Citigroup Global Markets Inc. at 1-877-858-5407; J.P. Morgan Securities Inc. at 1-212-834-4533; or UBS Securities LLC at 1-877-827-6444, ext. 561-3884; or through your usual contact at Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., or UBS Securities LLC.